EXHIBIT 99.1

EXCERPTS FROM PRELIMINARY OFFERING MEMORANDUM

SUMMARY

This summary highlights material information appearing elsewhere in this offering memorandum. Because this is a summary, it may not contain all of the information that you should consider before investing in the notes offered hereby, and you should carefully read this entire offering memorandum, including our consolidated financial statements and related notes appearing elsewhere in this offering memorandum and the information presented under the caption “Risk Factors”. As used herein, unless we otherwise specify, the terms the “Issuer”, “we”, “us”, “our”, “Nathan’s”, “Nathan’s Famous” and the “Company” mean Nathan’s Famous, Inc. and its subsidiaries.

Amounts and percentages appearing in this offering memorandum have been rounded to the amounts shown for convenience of presentation. Accordingly, the total of each column of amounts may not be equal to the total of the relevant individual items.

Our Company

From a HOT DOG…to an international HABIT!

We are a leading branded licensor, wholesaler and retailer of products marketed under our Nathan’s Famous brand, including our popular Nathan’s World Famous Beef Hot Dogs. What began as a nickel hot dog stand on Coney Island in 1916 has evolved into an internationally-recognized brand with a wide variety of quality products sold throughout varied channels of distribution. Our innovative business model seeks to maximize the number and types of points of distribution for and the consumption of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries and our other products across a wide-range of grocery retail and foodservice formats. Our products are currently marketed for sale in approximately 57,000 locations, including supermarkets, mass merchandisers and club stores, selected foodservice locations and our Company-owned and franchised restaurants throughout all 50 states and in twelve foreign countries. Through all channels of distribution, over 600 million Nathan’s World Famous Beef Hot Dogs were sold during fiscal 2017.

For the 52 week period ended June 25, 2017, we generated revenues of $98.2 million and Adjusted EBITDA of $28.0 million. A reconciliation of net income to EBITDA to Adjusted EBITDA is provided in “—Summary Consolidated Historical Financial Data.” Shares of our common stock are traded on the NASDAQ Global Select under the symbol “NATH”, and as of October 6, 2017, we had an equity market capitalization of approximately $311.7 million.

Our Company is organized around four principal revenue centers:

Licensing Program. To leverage the strength of our brand, we contract with certain third parties to manufacture, distribute, market and sell a broad variety of Nathan’s Famous branded products including our hot dogs, sausages and frozen French fries through retail grocery channels within the United States. As of June 25, 2017, packaged Nathan’s World Famous Beef Hot Dogs continued to be sold in approximately 43,000 supermarkets, club stores and mass merchandisers including Kroger, Publix, ShopRite, Walmart, Target, Sam’s Club, Costco and BJ’s Wholesale Club located in all 50 states. We earn revenue through royalties on products sold by our licensing partners (our “Licensing Program”). For the 52 week period ended June 25, 2017, our Licensing Program generated royalties of $20.9 million and income from operations of $20.8 million. The majority of these royalties were earned under our license agreement with Smithfield Foods, Inc. (“Smithfield”), which generated $18.9 million for the 52 week period ended June 25, 2017.

Branded Product Program. Through our Branded Product Program (“BPP”), we provide qualified foodservice operators in a variety of venues the opportunity to capitalize on our Nathan’s Famous brand by marketing and selling certain Nathan’s Famous signature products. We believe that the program has broad appeal to foodservice operators due to its flexibility to deliver our products to a wide variety of distribution channels. In conjunction with the program, operators are granted a limited use of the Nathan’s Famous trademark, as well as Nathan’s point of purchase materials. Unlike our licensing and franchise programs, we do not generate revenue from royalties, but rather by selling our signature products either directly to the foodservice operators or to various foodservice distributors who provide the products to foodservice operators. For the 52 week period ended June 25, 2017, our BPP generated revenues of $57.7 million and income from operations of $9.6 million.

As of June 25, 2017, we distributed our products through BPP at approximately 14,000 locations in the U.S., Canada and Mexico. Today, through our BPP, Nathan’s World Famous Beef Hot Dogs are offered in several large national and regional restaurant chains such as Auntie Anne’s and The Cheesecake Factory, national movie theater chains, national retail chains, casino hotels and convenience store chains. The BPP also continued its representation in professional sports arenas with Nathan’s World Famous Beef Hot Dogs now being served in stadiums and arenas that host the New York Yankees, Dallas Cowboys and other major sports franchises. Additionally, BPP delivers our products to numerous other foodservice operations such as cafeterias, snack bars and vending machines located in many different types of outlets and venues, including airports, highway travel plazas, colleges and universities, military installations and Veteran’s Administration hospitals throughout the country. We now do business with all major foodservice distributors in the United States, including SYSCO, US Foodservice, PFG, McLane and Dot Foods, as well as many regional distributors. We believe that the flexibility of the BPP allows us to sell into every segment of the broader foodservice industry.

Company-Owned Restaurants. We operate five Company-owned Nathan’s units, including one seasonal location, in New York. Our Company-owned restaurants typically carry a broader selection of menu items than our franchise restaurants and generally attain sales levels higher than the average of our franchise units. For the 52 week period ended June 25, 2017, our Company-owned restaurants contributed $14.6 million in revenue. Our iconic Coney Island flagship location has been open for 101 years and is the home of the annual Nathan’s Hot Dog Eating Contest, which has been broadcasted on ESPN each 4th of July.

Franchise Program. Our franchised restaurant operations are comprised predominately of our Nathan’s Famous concept, which features a menu consisting of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries and beverages, as well as other items. We earn royalties on restaurant sales at these franchise locations. In addition to our traditionally franchised restaurants, we enable approved foodservice operators to offer a Nathan’s Famous menu of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries, proprietary toppings and a limited menu of other Nathan’s products through our Branded Menu Program (“BMP”). We earn royalties on Nathan’s products purchased by our BMP partners.

As of June 25, 2017, we have 279 franchised units, including BMP units, located in 19 states and 12 foreign countries. For the 52 week period ended June 25, 2017, we generated $4.9 million in franchise revenue, of which $0.9 million was generated by the BMP.

For the 52 week period ended June 25, 2017, our total restaurant operations, which consists of our Company-owned restaurants and our Franchise Program, generated revenues of $19.5 million and income from operations of $3.6 million.

Competitive Strengths

We believe we benefit from the following competitive strengths:

Iconic Brand with Global Recognition. For over 100 years, we have strategically cultivated Nathan’s Famous into an iconic, global brand. From our authentic origins on Coney Island to our popular annual Nathan’s Famous Hot Dog Eating Contest enjoyed by thousands of attendees and millions of viewers on the ESPN network, the Nathan’s Famous brand has become synonymous with premium hot dogs enjoyed throughout the year including cookouts, July 4th celebrations and during the Super Bowl. Additionally, we recently agreed to become the first Official Hot Dog in Major League Baseball history.

Over time, we have continued expanding the number and types of points of distribution for Nathan’s Famous products by leveraging our highly recognizable brand. We have grown to approximately 57,000 global points of distribution, including approximately 43,000 supermarkets, mass merchandisers and club stores, 281 franchised and five Company-owned restaurants and thousands of third-party foodservice providers. Our products are marketed for sale through retail and foodservice locations throughout all 50 states and 12 foreign countries. In fiscal 2017, over 600 million Nathan’s Famous hot dogs were sold across all business channels.

The Frank of Choice. Since our beginnings as a nickel hot dog stand in 1916, we have focused on creating the best premium quality hot dog. Using premium cuts of meat, our proprietary spice mix and based on a recipe originally developed in 1916, our hot dogs have a unique texture and flavor that consumers are drawn to.

Our hot dogs have received numerous awards and recognition from various critics and reviewers. Recognition as an award winning hot dog has strengthened our brand and created a devoted fan-base. We believe that our high brand awareness allows us to sell hot dogs at a premium price to competing brands across all channels.

Multi-Channel Business Model Provides Diversified Revenue Streams. We believe our flexible business model enables us to diversify sales across multiple channels and customers. Our products are distributed through supermarkets, mass merchandisers and club stores, selected foodservice locations and our Company-owned and franchised restaurants throughout the United States and 12 foreign countries. We also sell our hot dogs through large foodservice distributors such as Sysco, US Foods, Performance Food Group, McLane and Dot Foods to national restaurant concepts such as Auntie Anne’s and The Cheesecake Factory and other foodservice operators such as gas stations, movie theaters and sporting venues.

We believe our model reduces our dependence on any one channel and softens the impact of economic cycles on our revenue. Furthermore, the end market for our products includes a diverse list of high-quality retailers, including Kroger, Publix, ShopRite, Walmart, Target, Sam’s Club, Costco and BJ’s Wholesale Club.

High-Margin Licensing and Royalty Revenue Streams. We earn stable and high-margin revenue through multiple licensing programs and a diverse franchise network. Through licensing agreements with such companies as Smithfield and Lamb Weston, Inc., over 40 Nathan’s Famous branded SKUs are sold through grocery retail channels. These licensing agreements produced $18.0 million, $19.8 million and $20.4 million of high-margin revenue for fiscal 2015, 2016 and 2017, respectively. Additionally, our 281 franchise units generate a consistent stream of high-margin royalty revenue and franchise fees. Franchise related revenue accounted for $5.6 million, $5.0 million and $5.1 million of revenue for fiscal 2015, 2016 and 2017, respectively.

Our 18-year retail hot dog and sausage licensing agreement with Smithfield, which went into effect March 2, 2014, materially improved the cash flow generation of our licensing program. Under the Smithfield Agreement, we receive royalties of 10.8% on net sales of hot dogs, sausages and corned beef sold at retail outlets. Additionally, the agreement is subject to minimum guaranteed royalties of $10 million, growing annually to $17 million over the life of the agreement.

For the 52 week period ended June 25, 2017, licensing royalties accounted for $20.9 million of high-margin revenue. During the same period, franchise-related revenue accounted for $4.9 million of revenue. The combined $25.8 million of inherently-stable, high-margin revenue accounted for 26.3% of our total revenue for the 52 week period ended June 25, 2017.

Stable and Recurring Cash Flow Generation. Our consistent revenue growth combined with high-margin licensing and franchise royalties and fees are the basis of our strong, recurring cash flows. Our continued focus on expanding high-margin revenue centers and our capital expenditure light business model has allowed us to generate stable, recurring cash flows. Adjusted EBITDA and capital expenditures for the 52 week period ended June 25, 2017 were $28.0 million and $1.1 million, respectively. We expect Adjusted EBITDA and cash flow to improve as we grow our licensing business, increase our franchise base and control our general and administrative (“G&A”) expenses.

Experienced Management Team. Our strategic vision is driven by our executive management team under the leadership of Mr. Eric Gatoff, our Chief Executive Officer, Mr. Ronald DeVos, our Chief Financial Officer, and Mr. Howard Lorber, our Executive Chairman. Our executive management team has a deep understanding of our business. Management has focused on increasing the distribution of Nathan’s Famous products, resulting in significant growth. Since Mr. Gatoff became CEO in fiscal 2007, our revenue has increased from $42.8 million to $98.2 million in the 52 week period ended June 25, 2017, representing an 8.4% CAGR during the period. Our total points of distribution have grown to approximately 57,000. Further, over the same period, Adjusted EBITDA increased from $9.7 million to $28.0 million, representing a 10.9% CAGR. We believe that management’s extensive experience in the industry provides them with strong insights into our customer base and enables us to continue to expand our business.

Business Strategy

We intend to pursue the following strategies:

Leverage Nathan’s Famous Brand and Iconic Products to Grow Sales. Our brand is widely recognized by virtue of our long history and broad geographic footprint, which allows us to enjoy high consumer awareness in the United States and abroad and allows us the ability to grow in markets and channels where the brand is known but has not yet achieved optimal market penetration. We believe that our highly visible brand and reputation for high quality products have allowed us to expand our food offerings beyond our signature hot dogs and command a price premium across our portfolio of products. Over time, we have expanded menu options so that our Company-owned restaurants and franchisees can supplement their core menu of Nathan’s World Famous Beef Hot Dogs, crinkle-cut French fries and beverages with a variety of other quality menu choices. We have also developed a portfolio of licensed products for sale at retail and grocery locations. We seek to maintain the same quality standard with each of our supplemental menu items and licensed products as we do with our core hot dog and French fries menu. We intend to continue to leverage our highly recognized global brand and iconic products to introduce new products into our existing distribution network, open new points of distribution and grow our overall sales. We believe that there is great potential to increase our sales by converting existing sales of non-branded products to Nathan’s branded products throughout the foodservice industry.

Grow Our High-Margin Licensing Royalties. We expect our retail licensing program to continue to grow under the Smithfield Agreement. Smithfield brings additional sales and marketing resources to our brand through its national scale, broad distribution platform, strong retail relationships and research and development infrastructure capable of developing and introducing attractive new products. As a result of our partnership with Smithfield, we expect Nathan’s Famous products to further penetrate the grocery, mass merchandising and club channels by expanding points of distribution in targeted, underpenetrated regions and through the development of new products. Additionally, Smithfield continues to support sales of Nathan’s Famous products with a full-scale marketing effort, both inside and outside of stores, which has been highlighted by exciting customer events, including the recent agreement to become the official hot dog of Major League Baseball.

In fiscal 2017, royalties earned under the Smithfield agreement exceeded $17.0 million for the first time, a three-fold increase in royalties from this group of products since the new contract was executed in fiscal 2014. We believe that the combination of our highly recognized brand, premium products and new licensing agreement with a committed and motivated partner provide a continued opportunity to increase sales with existing retailers and grow our points of retail distribution.

Expand Our Franchise System. We will seek to grow our high-margin franchise royalty revenues by focusing on expanding our traditional franchise restaurant base, expanding our BMP and developing master franchising programs in foreign countries. We will seek to market our franchise restaurant program to large, experienced and successful operators with the financial and business capability to develop multiple franchise units, as well as to individual owner-operators with evidence of restaurant management experience, net worth and sufficient capital.

Expand Foodservice Locations Participating in Nathan’s Famous Branded Product Program. We believe that the flexible design of the BPP makes it well-suited for sales to all segments of the broad foodservice industry. We expect to continue the growth of our BPP through the addition of new points of sales as well as adding new distributors.

Profitably Operate Existing Company-owned Restaurants. We operate five Company-owned restaurants, including one seasonal location, in New York. For the 52 week period ended June 25, 2017, our five Company-owned restaurants generated revenues of $14.6 million. Our iconic Coney Island flagship location has been open for 101 years and is the home of the annual Nathan’s Hot Dog Eating Contest, which has been broadcasted on ESPN each 4th of July and achieved 1.1 million viewers in 2017. We believe that our highly visible Company-owned restaurants help build brand awareness that helps to drive our franchise unit growth and retail sales around the world. We plan to continue to profitably operate our iconic Company-owned restaurants, and may opportunistically invest in Company-owned restaurant expansion.

Recent Developments

Redemption of 2020 Notes

We requested the trustee for the 2020 Notes to issue a conditional notice on October 17, 2017 to holders of the 2020 Notes to call for redemption all of the outstanding aggregate principal amount of the 2020 Notes at a price equal to 105.0% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (the “Redemption”). We estimate that the redemption payment, including accrued and unpaid interest to the redemption date, in connection with the Redemption will be approximately

$144,037,500. Consummation of the Redemption is conditioned upon, among other things, consummation of this offering. Substantially concurrently with the closing of this offering, we intend to irrevocably deposit with the trustee for the 2020 Notes cash in an amount sufficient to redeem all outstanding 2020 Notes pursuant to the Redemption (including accrued and unpaid interest to the redemption date). Upon the trustee’s confirmation of receipt of such funds, we expect in accordance with the terms of the indenture governing the 2020 Notes, the trustee will acknowledge satisfaction and discharge of the obligations with respect to the 2020 Notes. Upon such satisfaction and discharge, the indenture governing the 2020 Notes will generally cease to be in effect.

Nothing contained in this offering memorandum should be construed as an offer to purchase or a solicitation of an offer to buy any 2020 Notes or a notice of redemption or satisfaction and discharge with respect to the 2020 Notes and the indenture governing the 2020 Notes. Any such notice will be given in accordance with the terms of the indenture governing the 2020 Notes.

Preliminary Results

Set forth below are certain unaudited preliminary estimates of our results of operations for the thirteen week period ended September 24, 2017.

For the thirteen week period ended September 24, 2017:

•	Our total revenue is expected to be approximately $31,606,000, representing an increase of 12.8% when compared to $28,013,000 for the same period in the prior year;

•	Sales revenue is expected to be approximately $24,527,000, representing an increase of 12.0% when compared to $21,891,000 for the same period in the prior year, primarily as a result of food service sales from the BPP;

•	Revenue from license royalties is expected to be approximately $5,764,000, representing an increase of 20.4% when compared to $4,788,000 for the same period in the prior year, primarily as a result of royalties earned on sales of hot dogs from our Smithfield Agreement;

•	Franchise fee and royalties revenue is expected to be approximately $1,315,000, representing a decrease of 1.4% when compared to $1,334,000 for the same period in the prior year, primarily as a result of a decrease in international opening fees due to the difference in the number of units opened;

•	Our total costs and expenses are expected to be approximately $22,872,000, representing an increase of 14.5% when compared to $19,982,000 for the same period in the prior year, primarily as a result of an increase in cost of sales in the BPP primarily as a result of an approximately 8.4% increase in the average cost per pound of our hot dogs;

•	Our income from operations before provision for income taxes is expected to be approximately $5,127,000 representing an increase of 15.9% when compared to $4,425,000 for the same period in the prior year;

•	We currently expect that interest expense, provisions for income taxes and depreciation and amortization, in the aggregate, will be approximately $6,037,000. In addition, we expect non-cash stock-based compensation expenses, in the aggregate, will be approximately $100,000. Adjusted EBITDA is expected to be approximately $9,257,000, representing an increase of 7.5% when compared to $8,610,000 for the same period in the prior year.

Adjusted EBITDA is a non-GAAP measure. For a definition of Adjusted EBITDA and the reasons why management believes the inclusion of Adjusted EBITDA is useful to provide additional information to investors about our performance, see “Summary Historical Consolidated Financial and Other Data.” The following table sets forth a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, for the thirteen week period ended September 24, 2017.

	THIRTEEN WEEKS ENDED	THIRTEEN WEEKS ENDED
	September 24, 2017	September 25, 2016
Net income	$3,121,000	$2,507,000
Interest expense	3,663,000	3,663,000
Provision for income taxes	2,007,000	1,918,000
Depreciation and amortization	366,000	349,000

EBITDA	$9,157,000	$8,437,000
Amortization of bond premium	—	—
Non-cash stock-based compensation expenses	100,000	173,000

Adjusted EBITDA	$9,257,000	$8,610,000

We expect our general capital expenditure for the thirteen week period ended September 24, 2017 to be approximately $153,000.

As of September 24, 2017, we had approximately $61,677,000 of cash and $135,000,000 debt outstanding, excluding unamortized debt issuance costs.

As of September 24, 2017, our Nathan’s restaurant system was comprised of five Company-owned restaurants and 281 franchised restaurants.

We have not yet finalized our financial statement preparation for the thirteen weeks ended September 24, 2017. In connection with the finalization process, we may identify items that would require us to make adjustments to our preliminary financial results for the thirteen week period ended September 24, 2017 above. As a result, our financial results for the thirteen week period ended September 24, 2017 could be different from those set forth above and those differences could be material. We are in the process of preliminarily evaluating alternatives for the use of a company-operated restaurant for which the carrying value may not be fully recoverable. In the event that we are unable to implement any of these alternatives, we may need to record an impairment charge against the value of this restaurant in the future. Our consolidated financial statements for the thirteen weeks and twenty-six weeks ended September 24, 2017 will not be available until after this offering is completed, and consequently, will not be available to you prior to investing in the notes. Results for historical periods are not necessarily indicative of future results and therefore investors should not place undue reliance on our preliminary financial results for the thirteen week period ended September 24, 2017. The above preliminary financial data has been prepared by, and is the responsibility of, our management. Grant Thornton LLP, our independent registered public accounting firm, has not audited, reviewed or performed any procedures with respect to such preliminary financial data. Accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. Investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided or our performance in future periods.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

Set forth below is summary historical consolidated financial and other data of our business, as of the dates and for the periods indicated. The summary historical consolidated financial and other data as of the thirteen weeks ended June 25, 2017 and June 26, 2016 have been derived from our unaudited consolidated financial statements incorporated by reference in this offering memorandum. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The summary historical consolidated financial and other data for fiscal 2017, fiscal 2016 and fiscal 2015 have been derived from our audited consolidated financial statements incorporated by reference in this offering memorandum.

The summary financial data for the last fifty-two weeks ended June 25, 2017 have been derived by adding financial data from our unaudited consolidated financial statements for the thirteen weeks ended June 25, 2017 to financial data from our audited consolidated financial statements for the fiscal 2017 and then deducting financial data from our unaudited consolidated financial statements for the thirteen weeks ended June 25, 2016.

The summary historical consolidated financial and other data should be read in conjunction with the information about the limitations on comparability of our financial results. See “Selected Historical Consolidated Financial Data”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Risk Factors” and the consolidated financial statements and related notes included and/or incorporated by reference in this offering memorandum.

	FIFTY-TWO WEEKS ENDED (1)			THIRTEEN WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 26, 2016	JUNE 25, 2017	JUNE 25, 2017
				(unaudited)	(unaudited)	(unaudited)
CONSOLIDATED STATEMENTS OF EARNINGS:
REVENUES
Sales	$75,520	$76,031	$71,216	$21,262	$22,345	$72,299
License royalties	18,011	19,815	20,368	6,824	7,401	20,945
Franchise fees and royalties	5,581	5,044	5,068	1,330	1,172	4,910

Total revenues	$99,112	$100,890	$96,652	$29,416	$30,918	$98,154
COSTS AND EXPENSES
Cost of Sales	$61,951	$57,998	$52,030	$15,458	$17,525	$54,097
Restaurant operating expenses	3,747	3,557	3,386	938	904	3,352
Depreciation and amortization	1,253	1,255	1,297	347	368	1,318
General and administrative expenses	12,203	13,117	13,659	3,849	3,671	13,481

Total costs and expenses	$79,154	$75,927	$70,372	$20,592	$22,468	$72,248
Income from operations	$19,958	$24,963	$26,280	$8,824	$8,450	$25,906
Interest expense	(816)	(14,630)	(14,665)	(3,676)	(3,663)	(14,652)
Interest income	176	52	104	—	35	139

	FIFTY-TWO WEEKS ENDED (1)			THIRTEEN WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 26, 2016	JUNE 25, 2017	JUNE 25, 2017
				(unaudited)	(unaudited)	(unaudited)
Impairment charge – long-term investment	—	(100)	—	—	—	—
Other income, net	87	99	85	22	21	84

Income before provision for income taxes	19,405	10,384	11,804	5,170	4,843	11,477
Provision for income taxes	7,702	4,288	4,319	1,620	1,921	4,620

Net income	$11,703	$6,096	$7,485	$3,550	$2,922	$6,857

					(In thousands)

	FIFTY-TWO WEEKS ENDED (1)			THIRTEEN WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 26, 2016	JUNE 25, 2017	JUNE 25, 2017
				(unaudited)	(unaudited)	(unaudited)
OTHER OPERATING DATA:
Company-owned restaurants (at end of period)	5	5	5	5	5	5
Franchised restaurants (at end of period)	296	259	279	261	279	279
OTHER FINANCIAL DATA:
EBITDA (2)	$21,474	$26,269	$27,766	$9,193	$8,874	$27,447
Adjusted EBITDA (2)	$22,497	$27,155	$28,348	$9,366	$8,973	$27,955
Capital expenditures	$1,538	$1,125	$1,128	$277	$204	$1,055
			(In thousands, except number of restaurants)

	FIFTY-TWO WEEKS ENDED (1)			THIRTEEN WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 26, 2016	JUNE 25, 2017	JUNE 25, 2017
				(unaudited)	(unaudited)	(unaudited)
CONSOLIDATED STATEMENTS OF CASH FLOWS DATA:
Net cash provided by (used in)
Operating activities	$13,285	$12,480	$10,412	$4,945	$4,388	$9,855
Investing activities	$2,224	$5,989	$(1,128)	$(277)	$(204)	$(1,055)
Financing activities	$13,807	$(19,634)	$(2,597)	$(2,058)	$(282)	$(821)
Capital expenditures	$1,538	$1,125	$1,128	$277	$204	$1,055
					(In thousands)

	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 26, 2016	JUNE 25, 2017
				(unaudited)	(unaudited)
BALANCE SHEET DATA (AS OF):
Cash and cash equivalents / Marketable securities	$58,484	$50,228	$56,915	$52,838	$60,817
Total assets	$84,389	$71,549	$78,125	$77,661	$86,606
Total liabilities	$144,297	$143,885	$144,616	$148,207	$150,233
Total stockholders’ (deficit)	$(59,908)	$(72,336)	$(66,491)	$(70,546)	$(63,627)
				(In thousands)

AS OF JUNE 25, 2017
As Adjusted Financial Information and Credit Statistics: (3)
As adjusted total debt (4)	$150,000
Ratio of as adjusted net debt to Adjusted EBITDA (2)(5)	5.4x

(In thousands, except ratios)

(1)	Our fiscal year ends on the last Sunday in March, which results in a 52- or 53-week year.
(2)	We present EBITDA and Adjusted EBITDA because we consider them to be important supplemental measures of our operating performance. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management considers appropriate to properly reflect our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period. EBITDA and Adjusted EBITDA are not recognized measurements under GAAP and when analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternatives for, net income, operating income, or any other performance measure presented in accordance with GAAP, or as alternatives to cash flow from operating activities or as measures of our liquidity.

Adjusted EBITDA represents net income before interest expense, provision for income taxes, depreciation and amortization, and adjusted for the effect of the Smithfield Agreement, insurance gain, a non-cash impairment charge-long term investment, the amortization of bond premium and non-cash stock-based compensation expenses. The following table reconciles net income to EBITDA and Adjusted EBITDA for the periods presented. We present the below-described EBITDA-based measures because we consider them important supplemental measures and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Because not all companies use identical calculations, our presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

In addition, our Adjusted EBITDA should not be taken as representative of our future results of operations or financial position.

The following table sets forth a reconciliation of EBITDA and Adjusted EBITDA to net income, the most directly comparable GAAP financial measure, for each of the periods indicated.

	FIFTY-TWO WEEKS ENDED (1)			THIRTEEN WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 26, 2016	JUNE 25, 2017	JUNE 25, 2017
Net income	$11,703	$6,096	$7,485	$3,550	$2,922	$6,857
Interest expense	816	14,630	14,665	3,676	3,663	14,652
Provision for income taxes	7,702	4,288	4,319	1,620	1,921	4,620
Depreciation and amortization	1,253	1,255	1,297	347	368	1,318

	FIFTY-TWO WEEKS ENDED (1)			THIRTEEN WEEKS ENDED		FIFTY-TWO WEEKS ENDED
	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 26, 2016	JUNE 25, 2017	JUNE 25, 2017
EBITDA	$21,474	$26,269	$27,766	$9,193	$8,874	$27,447
Impairment charge—long term investment (a)	—	100	—	—	—	—
Amortization of bond premium (b)	164	64	—	—	—	—
Non-cash stock-based compensation expenses (c)	859	722	582	173	99	508

Adjusted EBITDA	$22,497	$27,155	$28,348	$9,366	$8,973	$27,955

(In thousands)

(a)	Represents impairment charges based on management’s evaluation of the fair market value of its long-term investment in a privately owned corporation.
(b)	Represents the premiums paid on our purchase of marketable securities, which consists of municipal bonds.
(c)	Represents the non-cash stock-based compensation costs related to our stock options and restricted stock awards.

(3)	As adjusted to give effect to the issuance of the notes assuming the notes had been issued as of June 25, 2017 and the use of proceeds from this offering as described in “Use of Proceeds”.
(4)	As adjusted total debt reflects the issuance of the notes offered hereby.
(5)	The ratio of as adjusted net debt to Adjusted EBITDA for the fifty-two weeks ended June 25, 2017 is determined by dividing the face value of as adjusted net debt by Adjusted EBITDA. As adjusted net debt means as adjusted total debt less cash and cash equivalents (including marketable securities) after giving effect to the issuance of the notes offered hereby and the application of the proceeds therefrom as described under “Use of Proceeds”.

CAPITALIZATION

The following table sets forth cash and capitalization of Nathan’s Famous, Inc. as of June 25, 2017:

∎	on a historical basis; and

∎	on an as adjusted basis to give effect to (i) the issuance of the notes assuming the notes had been issued as of June 25, 2017 and (ii) the use of proceeds from this offering as described in “Use of Proceeds”.

After giving effect to the issuance of the notes, actual amounts may vary from the estimated amounts as adjusted depending on several factors, including differences from our estimate of fees and expenses.

This table should be read together with “The Offering”, “Use of Proceeds”, “Summary Historical Consolidated Financial and Other Data” and “Risk Factors”, in each case, included elsewhere in this offering memorandum, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and unaudited financial statements and related notes, each of which are incorporated by reference in this offering memorandum.

	AS OF JUNE 25, 2017
	ACTUAL	AS ADJUSTED
Cash(1)	$60,817	$43,867
Long-term debt, including current maturities:
2020 Notes(2)	$135,000	$—
Senior secured notes offered hereby(3)	$—	$150,000

Total debt	$135,000	$150,000

Total stockholders’ (deficit)	$(63,627)	$(90,412	) (1)

Total capitalization(4)	$71,373	$59,588

		(In thousands	)

(1)	Includes up to approximately $20.8 million expected to be paid as a special dividend to our stockholders of record and estimated costs of early extinguishment of debt of $6.0 million, net of benefit from income taxes. See “Use of Proceeds”.
(2)	Reflects the principal amount of the 2020 Notes, excluding unamortized discount and unamortized differed financing costs.
(3)	Reflects the principal amount of notes offered hereby.
(4)	Total capitalization, as adjusted, represents total debt, net of total stockholders’ (deficit).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

Set forth below is selected historical consolidated financial data of our business, as of the dates and for the periods indicated. The selected historical consolidated financial data as of the thirteen weeks ended June 25, 2017 and June 26, 2016 have been derived from our unaudited consolidated financial statements incorporated by reference in this offering memorandum. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods. The results for any interim period are not necessarily indicative of the results that may be expected for a full year. The selected historical consolidated financial data as of March 26, 2017 and March 27, 2016 and for the years ended March 26, 2017, March 27, 2016 and March 29, 2015 have been derived from our audited consolidated financial statements incorporated by reference in this offering memorandum. The selected historical consolidated financial data as of March 30, 2014 and March 31, 2013 and for the years ended March 27, 2014 and March 31, 2013 have been derived from our audited consolidated financial statements not included in this offering memorandum.

The selected historical consolidated financial data should be read in conjunction with the information about the limitations on comparability of our financial results. See “Risk Factors” included elsewhere in this offering memorandum, as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated and unaudited financial statements and related notes, each of which are incorporated by reference in this offering memorandum.

	FIFTY- THREE WEEKS ENDED (1)	FIFTY-TWO WEEKS ENDED (1)				THIRTEEN WEEKS ENDED
	MARCH 31, 2013	MARCH 30, 2014	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 25, 2016	JUNE 25, 2017
						(unaudited)	(unaudited)
CONSOLIDATED STATEMENTS OF EARNINGS:
REVENUES
Sales	$56,656	$65,521	$75,520	$76,031	$71,216	$21,262	$22,345
License royalties	8,571	8,513	18,011	19,815	20,368	6,824	7,401
Franchise fees and royalties	5,842	5,718	5,581	5,044	5,068	1,330	1,172

Total revenues	$71,069	$79,752	$99,112	$100,890	$96,652	$29,416	$30,918
COSTS AND EXPENSES
Cost of Sales	$44,874	$53,072	$61,951	$57,998	$52,030	$15,458	$17,525
Restaurant operating expenses	2,700	3,142	3,747	3,557	3,386	938	904
Depreciation and amortization	940	1,157	1,253	1,255	1,297	347	368
General and administrative expenses	10,437	11,460	12,203	13,117	13,659	3,849	3,671

Total costs and expenses	$58,951	$68,831	$79,154	$75,927	$70,372	$20,592	$22,468

Income from operations	$12,118	$10,921	$19,958	$24,963	$26,280	$8,824	$8,450
Interest expense	(453)	(135)	(816)	(14,630)	(14,665)	(3,676)	(3,663)

	FIFTY- THREE WEEKS ENDED (1)	FIFTY-TWO WEEKS ENDED (1)				THIRTEEN WEEKS ENDED
	MARCH 31, 2013	MARCH 30, 2014	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 25, 2016	JUNE 25, 2017
						(unaudited)	(unaudited)
Interest and other income, net	474	401	263	151	189	22	56
Insurance gain	—	2,774	—	—	—	—	—
Impairment charge long-term investment	—	(400)	—	(100)	—	—	—

Income before provision for income taxes	12,139	13,561	19,405	10,384	11,804	5,170	4,843
Provision for income taxes	4,671	5,234	7,702	4,288	4,319	1,620	1,921

Net income (3)	$7,468	$8,327	$11,703	$6,096	$7,485	$3,550	$2,922

						(In thousands)

	FIFTY- THREE WEEKS ENDED (1)	FIFTY-TWO WEEKS ENDED (1)				THIRTEEN WEEKS ENDED
	MARCH 31, 2013	MARCH 30, 2014	MARCH 29, 2015	MARCH 27, 2016	MARCH 26, 2017	JUNE 26, 2016	JUNE 25, 2017
						(unaudited)	(unaudited)
BALANCE SHEET DATA:
Cash & cash equivalents / Marketable securities	$25,710	$33,264	$58,484	$50,228	$56,915	$52,838	$60,817
Total current assets	$40,988	$45,189	$73,337	$60,979	$67,535	$67,176	$76,185
Total assets	$49,662	$56,135	$84,389	$71,549	$78,125	$77,661	$86,606
Total current liabilities	$13,463	$9,811	$12,009	$11,200	$10,772	$15,260	$16,126
Total liabilities	$15,514	$12,238	$144,297	$143,885	$144,616	$148,207	$150,233
Total stockholders’ equity (deficit)	$34,148	$43,897	$(59,908)	$(72,336)	$(66,491)	$(70,546)	$(63,627)
CONSOLIDATED STATEMENTS OF CASH FLOWS DATA:
Net cash provided by (used in)
Operating activities	$9,494	$2,876	$13,285	$12,480	$10,412	$4,945	$4,388
Investing activities	$496	$4,917	$2,224	$5,989	$(1,128)	$(277)	$(204)
Financing activities	$(2,616)	$881	$13,807	$(19,634)	$(2,597)	$(2,058)	$(282)
Capital expenditures	$998	$4,339	$1,538	$1,125	$1,128	$277	$204
	(In thousands)

(1)	Our fiscal year ends on the last Sunday in March, which results in a 52- or 53-week year.